Exhibit 99.1

Contact:	Bill Choi, CFA	Deborah Hellinger

	Oracle Investor Relations	Oracle Corporate Communications

	1.650.506.0650	1.212.508.7935

	bill.choi@oracle.com	deborah.hellinger@oracle.com

Oracle Investor Day 2026: Accelerating Value Creation

•	Set long-term outlook for FY30 of $225 billion+ in total revenue, representing more than 35% CAGR from FY26, non-GAAP operating margin of 40%+ and non-GAAP EPS $21+.

•	Defined timeline to positive free cash flow during the second half of FY28 and set free cash flow target of $30 billion+ for FY29.

•	Committed to limiting additional capital raises through FY30 to $20 billion, excluding refinancing of existing debt, split between $10 billion in equity and $10 billion in gross debt.

•	Confirmed that growth will be self-funded beginning in FY29 and net debt to adjusted EBITDA will be below 3.5 times in FY29.¹

AUSTIN, Texas, October 28, 2026 — Oracle Corporation (NYSE: ORCL) today hosted an Investor Day in Las Vegas, NV. At the event co-CEO Clay Magouryk, co-CEO Mike Sicilia and CFO Hilary Maxson presented and responded to questions about the company’s strategy and updated medium-term financial guidance.

At its Investor Day, Oracle described how its unique portfolio positioning across cloud infrastructure, database and applications is expected to drive total revenue growth of more than 35% CAGR from FY26 through FY30, reaching total revenue of $225 billion or more in FY30. It also outlined its expectations for strong profitability and free cash flow generation from each of its three business models. Following a period of peak capex in FY27-FY28, capital expenditures are expected to step-down in FY29, supporting positive free cash flow of at least $30 billion in FY29.

Oracle committed to limiting additional funding to be raised in the capital markets for its FY27-FY30 investment cycle to $20 billion, currently expected to be $10 billion in equity and $10 billion in gross debt. This incremental funding requirement excludes refinancing of existing debt. This is in addition to the $20 billion at-the-market equity raise completed in the first quarter of fiscal 2027. Vendor financing, customer-provided hardware and customer prepayments are expected to reduce upfront cash requirements through the transition to positive free cash flow.

Oracle reaffirmed its fiscal 2027 outlook for total revenue of at least $90 billion and non-GAAP earnings per share of $8.10. The company’s capital allocation priorities remain maintaining investment-grade credit ratings, paying a dividend and funding growth opportunities.

The Investor Day presentations and webcast replay will be available on the Oracle Investor Day website.

1. Net debt includes borrowings, vendor financing, and operating and finance lease liabilities, less cash and marketable securities. Adjusted EBITDA is based on Oracle’s reported non-GAAP results, with depreciation and operating lease expense added back.

About Oracle

Oracle provides cloud applications and infrastructure for enterprises worldwide. For more information about Oracle (NYSE: ORCL), visit www.oracle.com.

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Non GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures, which exclude certain significant expenses including stock-based compensation, expenses related to acquisitions, restructuring and certain other operating expenses, that we believe are helpful in understanding our past financial performance and our future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Safe Harbor Statement

Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects, including statements regarding future revenues and revenue growth, non-GAAP operating margin and earnings per share; the timing and amount of positive free cash flow; expected capital expenditures; future funding needs and financing strategy, including Oracle’s commitment to limit additional capital raises; the expected effects of vendor financing, customer-provided hardware and customer prepayments on upfront cash requirements; the timing of self-funded growth; future net debt to adjusted EBITDA; and capital allocation priorities, including maintaining investment-grade credit ratings, paying dividends and funding growth opportunities, are “forward-looking statements” and are subject to material risks and uncertainties. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “plan,” “believe,” “intend,” “target,” “will,” and “committed,” and similar expressions, although not all forward-looking statements contain these words. Risks and uncertainties that could affect our current expectations and our actual results, include, among others: our ability to develop new products and services, integrate acquired products and services and enhance our existing products and services, including our AI products; our AI products not operating as anticipated; our ability to successfully execute our Oracle Cloud strategy; our ability to anticipate, plan for, secure and manage datacenter capacity; our management of complex cloud and hardware offerings, including the sourcing of technologies and technology components such as graphic processing units; significant coding, manufacturing or configuration errors in our offerings; risks associated with acquisitions, joint ventures and strategic alliances; business volatility and risks associated with government contracting; economic, political and market conditions, including tariffs and trade wars; information technology system failures, privacy and data security concerns; cybersecurity breaches; disruptions from our period workforce restructurings; unfavorable legal proceedings, government investigations, and complex and changing laws and regulations, including healthcare regulations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or by contacting Oracle’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on the Oracle Investor Relations website at www.oracle.com/investor/. All information set forth in this press release is current as of October 28, 2026. Oracle undertakes no duty to update any statement in light of new information or future events.